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                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Computer Dynamics of Illinois, Inc., a wholly owned Illinois corporation

Computer Dynamics Holding Corp., a wholly owned Illinois corporation

SensorPulse Corp., a wholly owned Illinois corporation

Deeco Systems, Inc., a wholly owned Illinois corporation

Taylor Industrial Software, Inc. ("Taylor"), a majority owned Alberta,
  Canada corporation

Taylor has two wholly owned subsidiaries:
  Taylor Industrial Software (UK) Limited, a wholly owned United Kingdom corporation

* Taylor Industrial Software (USA), Inc., a wholly owned Nevada corporation.